(NAME OF FUND)
                                                   Priority Express Message

(Shareholder name and address)

Dear Shareholder:

On behalf of your Fund, Tritech Services as solicitation agent has previously forwarded to you proxy material relating to the Meeting of Shareholders of your Fund scheduled to be held on May
5, 1994.

(If the shareholder has not returned his ballot, use following text:)
     The meeting is growing close and we have not as yet received your executed proxy so that your shares can be voted at the meeting. We need your assistance and that of your fellow shareholders to help us reduce additional solicitation expenses by providing us with your voting instructions as soon as possible. To ensure your vote will be received in time for the meeting, we will be calling you to ask if you are willing to have your vote recorded by telephone.

(If the shareholder has voted but abstained, use the following text instead:)
     We have received your proxy ballot, and our records indicate that you elected to abstain from voting on one or more of the proposals. We appreciate your prompt response to our initial mailings. However, we would like you to reconsider your decision to abstain. We will be calling you to ask if if you are willing to reconsider your abstention and, if so, to have your vote recorded by telephone.

The telephonic voting procedure is designed to authenticate your identity and to confirm that your votes have been taken in accordance with your instructions. If these procedures were subject to successful legal challenge, such votes would not be counted at the meeting. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time. To ensure your vote is recorded correctly, you will also receive in the mail a confirmation of your vote for your files. A special toll-free number will be available in case the information contained in the confirmation is incorrect. If you decide after you have voted that you will attend the meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at (phone number) and a copy will be promptly forwarded to you.


Very truly yours,
(Solicitation agent)

                     VOTE BY PHONE CONFIRMATION LETTER
                                 (WRITTEN)

                          PROXY VOTE CONFIRMATION

(SHAREHOLDER NAME & ADDRESS)

(NAME OF FUND)
Meeting of Shareholders May 5, 1994
Account:
Shares:

          Vote Received: (List proposals as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-xxx-xxxx immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on May 4, 1994.

To ensure your vote will be received in time for the meeting, we arranged to have your vote recorded by telephone. The voting procedure is designed to authenticate your identity and to confirm that your votes have been taken in accordance with your instructions. If these procedures were subject to successful legal challenges, such votes would not be counted at the meeting. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time. To ensure your vote was recorded correctly, we have sent you this confirmation of your vote for your files. If you decide after you have voted that you will attend the meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at (phone number) and a copy will be promptly forwarded to you.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

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